Exhibit 10.02(w)

EQT CORPORATION

2014 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM

EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 2014 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans, including the EQT Corporation 2009 Long-Term Incentive Plan (the “2009 Plan”), for the benefit of its directors and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives and key employees with the interests of the Company’s shareholders, the Company desires to provide long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 2009 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and its Affiliates and adopts the terms of the Program on the following terms and conditions:

Section 1.  Purpose.  The main purpose of the Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group, are forfeited if defined performance levels are not achieved and are subject to negative adjustment if, among other things, certain other performance measures are not attained.  By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  As a subset of the 2009 Plan, this Program is subject to and shall be governed by the terms and conditions of the 2009 Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the 2009 Plan.  The Share Units (as defined in Section 4 below) granted under this Program are intended to meet the performance-based compensation exemption under Section 162(m) of the Code.

Section 2.  Effective Date.  The effective date of this Program is January 1, 2014.  The Program will remain in effect until the earlier of (i) December 31, 2016 or (ii) the closing date of a Change of Control event defined in Section 5, unless otherwise amended or terminated as provided in Section 18.

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company and its Affiliates who shall be eligible to participate in the Program from those individuals eligible to participate in the 2009 Plan.  The CEO’s selections will become participants in the

Program (the “Participants”) only upon approval by the Committee, comprised in accordance with the requirements of the 2009 Plan, to the extent such individuals are, or are expected to be, Covered Employees.  In the event that an employee is hired by the Company or an Affiliate during the Performance Period (as defined in Section 5 below), the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Program; provided that the Committee must approve all new Participants to the Program who are Covered Employees; provided further that individuals who are Covered Employees may only become eligible during the first ninety (90) days of the Performance Period.

Section 4.  Performance Incentive Share Unit Awards.  Awards under the Program are designated in the form of performance incentive share units (as adjusted from time to time in accordance with Section 13, the “Share Units”), which are awards to be settled in stock, the amount per unit of which is determined by reference to one share of the Company’s common stock (“Common Stock”).  Upon being selected to participate in the Program, each Participant shall be awarded a number of Share Units, which award shall be proposed by the CEO and approved by the Committee.  Unless otherwise indicated herein in a particular context, the term “Share Units” includes any Dividend Units accumulated with respect to an award of Share Units, as provided in Sections 5 and 13.

The Share Units shall be held in book entry form by the Company until settled as described herein.  Share Units do not represent actual shares of Common Stock.  A Participant shall have no right to exchange the Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Share Units and any future rights to benefits.

Section 5.  Performance Conditions.  Subject to Section 7, the amount to be distributed to a Participant will be based on the following performance conditions (the “Performance Conditions”): (i) the Company’s total shareholder return relative to the peer group’s (Attachment A) total shareholder return calculated as described in (a) below for the period of January 1, 2014 to the earlier of December 31, 2016 or the closing date of a Change of Control (the “Performance Period”) and (ii) the Company’s total sales volume growth calculated as described in (b) below, for the Performance Period.

(a)       Total Shareholder Return.  For purposes of this Program, total shareholder return will be calculated as follows:

Step 1

The “Beginning Point” for the Company and each company in the peer group is defined as one share of common stock with a value equal to the average closing stock price as reported in the Nationally Recognized Reporting Service (as defined below) for the ten (10) consecutive business day period preceding the date of the commencement of the Performance Period, for each company.  All references in this Program to the “Nationally Recognized Reporting Service” shall be references to either the print or electronic version of a nationally recognized publication that reports the daily closing stock price of the Company and each member of the peer group.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s common stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period is referred to as the “Total Shares Held at End of Period.”

Step 3

Except as provided in the following sentence, the “Ending Point” for each company is defined as Total Shares Held at End of Period for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the last ten (10) business days of the Performance Period for that company.  In the event of a change of control (as then defined in the 2009 Plan) of the Company (a “Change of Control”), the “Ending Point” for each company in the peer group is defined as Total Shares Held at End of Period for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

If (i) any company in the peer group announces during the Performance Period that it has entered into an agreement that shall cause its common stock to cease to be publicly traded and does not announce during such period a termination of such agreement or (ii) the common stock of any company in the peer group ceases to be publicly traded during the Performance Period, such company shall be assigned a TSR value of negative 100% for purposes of the Program.

(b)      Total Sales Volume Growth.  For purposes of this Program, the Company’s total sales volume growth for the Performance Period (the “Total Sales Volume Growth”) shall equal the compound annual growth rate of the Company’s total production sales volumes (Bcfe), as calculated in accordance with Attachment B to this Program, during the Performance Period.

(c)       Application of Performance Condition.  A Participant’s “Awarded Value” shall be calculated by multiplying (i) the sum of such Participant’s Share Units, by (ii) the payout multiple identified on the payout matrix (Attachment B) that corresponds to the Company’s TSR ranking and Total Sales Volume Growth performance on the payout matrix for the Performance Period by (iii) the closing price of the Company’s Common Stock at the end of the Performance Period or, in the case of a Change of Control, the average of the closing price of the Company’s Common Stock for the ten (10) business days preceding the Change of Control transaction, in each case as reported in the Nationally Recognized Reporting Service.  Share Units will be cumulatively credited with cash dividends that are paid on the Company’s Common Stock on or after January 1, 2014 in the form of additional Share Units, which shall be referred to herein as the “Dividend Units.”  These Dividend Units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs, using the closing stock price for the Company as reported in the Nationally Recognized Reporting Service.

Payments under the Program are expressly contingent upon achievement of the Performance Conditions.

Section 6.  Issuance and Distribution.  Subject to Section 7 and except as provided in the remainder of this Section 6, each Participant’s Awarded Value will be paid, in each case no later than March 15, 2017, as follows:  (i) in the form of a distribution of Common Stock from shares reserved for issuance under the 2009 Plan but not yet reserved in respect of awards thereunder (“2009 Plan Reserved Shares”); (ii) to the extent that a sufficient number of 2009 Plan Reserved Shares are not available and a successor long-term incentive plan (a “Successor Plan”) has been approved by the Company’s shareholders in accordance with applicable law and listing standards, in the form of a distribution of Common Stock from shares reserved for issuance under such Successor Plan but not yet reserved in respect of awards thereunder; or (iii) to the extent that a sufficient number of 2009 Plan Reserved Shares are not available and a Successor Plan has not been approved as described in (ii) above, in cash.  Subject to Section 7, in the event of a Change of Control, the Awarded Value will be distributed in Common Stock (or cash under the circumstances described in the foregoing sentence) on the closing date of the transaction. For the avoidance of doubt, any award under this Program satisfied, in whole or in part, through the distribution of shares of Common Stock from shares reserved under a Successor Plan shall be subject to, and shall be governed by the terms and conditions of, the 2009 Plan (and not the Successor Plan).  Notwithstanding the first two sentences of this Section 6, the Committee may determine, in its discretion and for any reason, that the Awarded Value will be issued in whole or in part in cash.  If a Participant receives payment in the form of Common Stock (whether from shares reserved under the 2009 Plan or the Successor Plan), the number of shares of Common Stock shall be based on the closing price of the Company’s Common Stock on December 31, 2016 (or the last preceding date on which the Common Stock was traded) or, in the case of a Change of Control, the value per share of Common Stock distributed to holders of Common Stock in such transaction.  The maximum amount payable to any one Participant under the Program with respect to any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 2009 Plan with respect to Performance Awards, which limit has been approved by the shareholders of the Company.  No elections shall be permitted with respect to the timing of any payments.

Section 7.  Change of Status; Overall Limit.  In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it may consider relevant.  Unless otherwise determined by the Committee, the following shall apply in the case of a Participant whose employment ceases prior to payment of the Awarded Value:

(a)       Retirement and Resignation.  If a Participant’s employment is terminated voluntarily or involuntarily without fault on the Participant’s part (including retirement) and the Participant remains on the Board of Directors of the Company (the “Board”) following such termination of employment, then, notwithstanding any prior agreement to the contrary (including an agreement to enter into a form of an executive alternative work arrangement), the Participant shall retain all of his or her Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, for as long as the Participant remains on the Board, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on the Board.  Except as set forth in the preceding sentence, a Participant’s Share Units shall be forfeited upon his or her retirement or resignation as an employee of the Company or an Affiliate.

(b)      Death and Disability.  If a Participant’s employment is terminated due to death or Disability, Share Units shall be retained by the Participant or his or her estate or beneficiary, contingent upon achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Date of Death or Disability                          Percent Retained

Prior to January 1, 2015                                          0%

January 1, 2015 – December 31, 2015                  25%

January 1, 2016 – December 31, 2016                  50%

(c)       Termination.  If a Participant’s employment is terminated for reasons of misconduct, failure to perform, or other cause, Share Units shall be forfeited.  If the termination is due to reasons such as reorganization, and not due to the fault of the Participant, the Participant will retain his or her Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Termination Date                                         Percent Retained

Prior to January 1, 2015                                          0%

January 1, 2015 – December 31, 2015                  25%

January 1, 2016 – December 31, 2016                  50%

(d)     Change of Position.  A Participant whose position within the Company or an Affiliate changes to a non-Program eligible position as determined by the Company’s Vice President and Chief Human Resources Officer (or if such Participant is an executive officer of the Company, as determined by the Committee) but who remains employed through the date of payment of the Awarded Value will retain his or her Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Change of Position Date                              Percent Retained

Prior to January 1, 2015                                          0%

January 1, 2015 – December 31, 2015                  25%

January 1, 2016 – December 31, 2016                  50%

In such events, any Share Units that are retained shall be payable at the time specified in Section 6 except that, in the event such amounts are conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payments may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day of the seventh month following the Participant’s separation from service.  Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Share Units prior to payment.

Section 8.  Administration of the Plan.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                 Determining and certifying, in writing, the extent to which the Performance Conditions have been achieved prior to any payments under the Program,

•                 Ensuring that the Program is administered in accordance with its provisions and the 2009 Plan,

•                 Approving Program Participants,

•                 Authorizing Share Unit awards to Participants,

•                 Adjusting Share Unit awards to account for extraordinary events,

•                 Ruling on any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•                 Maintaining final authority to amend, modify or terminate the Program at any time.

Notwithstanding anything to the contrary in this Program, the Committee shall at all times retain the discretion with respect to all awards under this Program to reduce, eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this Program.  The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Share Units thereunder.  The Committee may designate another party to administer the Program, including Company management or an outside party to the extent permitted under Code Section 162(m).  All conditions of the Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to Participants as close as possible to the date an award is made.  The Participants will acknowledge receipt of the participant agreement and will agree to the terms of this Program in accordance with the Company’s procedures.

Section 9.  Tax Consequences to Participants/Payment of Taxes.

(a)   It is intended that:  (i) until the Performance Conditions are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Conditions; and (iii) until the Awarded Value is actually paid to a Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Share Units within the meaning of Code Section 451 until the Awarded Value is paid.

(b)   The Company or any Affiliate employing the Participant has the authority and the right to deduct or withhold, or require a Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of an award.  With respect to withholding required upon any taxable event arising as a result of an award, the employer may satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld. The obligations of the Company under this Program will be conditioned upon such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant.

Section 10.  Recoupment Policy.  The Awarded Value paid to a Participant hereunder, including any shares of stock or cash transferred to such Participant and any cash or other benefit acquired upon the sale of stock acquired hereunder, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to this Program and the Participant.

Section 11.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Share Units and any attempt to do so shall be void.

Section 12.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates unless specifically provided for and defined under such other plan or program.  Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.

Section 13.  Successors; Changes in Stock.  The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Common Stock payable in shares of Common Stock, each Participant’s Share Units shall be adjusted by adding thereto the number of shares of Common Stock that would have been distributable thereon if such units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Common Stock, or extraordinary distribution to shareholders of Common Stock, each Participant’s Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Value shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, and (ii) there shall be substituted for each Share Unit constituting an award the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable.  In the case of any such adjustment, the Share Units shall remain subject to the terms of the Program and the 2009 Plan.

Section 14.  Dispute Resolution.  A Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must provide notice to the Participant of the Committee’s decision on the claim in writing within a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)       The specific basis for its decision,

(b)      Specific reference to pertinent Program or 2009 Plan provisions on which the decision is based,

(c)       A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)     An explanation of the Program’s claim review procedure.

Section 15.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 16.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 18.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that the Company may amend this Program from time to time without any Participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Code Section 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.

Attachment A

2014 Executive Performance Incentive Program

Peer Group

CABOT OIL & GAS CORPORATION

CHESAPEAKE ENERGY CORPORATION

CIMAREX ENERGY CO.

CONCHO RESOURCES INC.

CONSOL ENERGY INC.

CONTINENTAL RESOURCES, INC.

ENERGEN CORPORATION

EOG RESOURCES, INC.

EXCO RESOURCES, INC.

MARKWEST ENERGY PARTNERS, L.P.

NATIONAL FUEL GAS COMPANY

NEWFIELD EXPLORATION COMPANY

NOBLE ENERGY, INC.

ONEOK, INC.

PIONEER NATURAL RESOURCES COMPANY

QEP RESOURCES, INC.

QUESTAR CORPORATION

QUICKSILVER RESOURCES INC.

RANGE RESOURCES CORPORATION

SM ENERGY COMPANY

SOUTHWESTERN ENERGY COMPANY

SPECTRA ENERGY CORP

ULTRA PETROLEUM CORP.

WHITING PETROLEUM CORPORATION

WILLIAMS COMPANIES, INC.

Attachment B

2014 Executive Performance Incentive Program

Payout Matrix

		Payout Factor*
Total Sales Volume Growth**
	30% Compound Annual Growth Rate	.75	1.00	1.50	2.00	2.40	2.60	2.80	3.00
	25% Compound Annual Growth Rate	.55	.95	1.35	1.75	2.15	2.35	2.55	2.75
	20% Compound Annual Growth Rate	.30	.70	1.10	1.50	1.90	2.10	2.30	2.50
	10% Compound Annual Growth Rate	.00	.20	.60	1.00	1.40	1.60	1.80	2.00
	0% Compound Annual Growth Rate	.00	.00	.00	.50	.90	1.10	1.30	1.50
		26-24	23-21	20-18	17-14	13-11	10-8	7-5	4-1

		Total Shareholder Return Rank

*                                        Payout Factor shall be interpolated between stated levels of Total Sales Volume Growth.

**                                Total Sales Volume Growth is equal to the compound annual growth rate (“CAGR”) of the Company’s total production sales volumes (Bcfe) during the Performance Period, calculated as follows:

where:

•                 “BeginningVolume” is equal to the Company’s total production sales volumes (Bcfe) during 2013 as reported in the Company’s 2013 annual report on Form 10-K.

•                 “EndingVolume” is equal to:

o                In the event the Performance Period expires on December 31, 2016 and no Change of Control occurs prior to the filing date of the

Company’s 2016 annual report on Form 10-K (the “2016 Form 10-K”), the Company’s total production sales volumes (Bcfe) during 2016 as reported in the 2016 Form 10-K.

o                Except as set forth in the following paragraph, in the event of a Change of Control prior to the filing date of the 2016 Form 10-K, the sum of the Company’s total production sales volumes (Bcfe) for the four (4) quarters actually completed which precede the closing date of the Change of Control and for which a Form 10-Q (or, in the case of the fourth quarter of any such year, a Form 10-K), is filed prior to such closing date.  The total production sales volumes (Bcfe) for such quarters shall be the total production sales volumes as reported in the applicable Forms 10-Q (and, in the case of the fourth quarter of any year, the total production sales volumes calculated for the fourth quarter by reducing the annual total production sales volumes reported in the applicable Form 10-K by the quarterly total production sales volumes reported in the Forms 10-Q for the first three quarters of such year).

o                In the event of a Change of Control prior to the filing date of the Company’s 2014 annual report on Form 10-K, the sum of the Company’s total production sales volumes (Bcfe) for the quarters actually completed during the Performance Period which precede the closing date of the Change of Control and for which Forms 10-Q were filed prior to such closing date, annualized for 2014 total production sales volumes.  By way of example only, the quarterly total production sales volumes would be annualized as follows:

Example:  If a Change of Control occurred during the third quarter of 2014 on or following the filing date of the Company’s quarterly report on Form 10-Q for the second quarter of 2014, and the Company’s total production sales volumes for the first two quarters totaled 200 Bcfe, the EndingVolume, or annualized 2014 total production sales volumes, would equal 400 Bcfe.

•                 “Period” is equal to (i) in the event the Performance Period expires on December 31, 2016 and no Change of Control occurs prior to the filing date of the 2016 Form 10-K, three (3) years, or (ii) in the event of a Change of Control prior to the filing date of the 2016 Form 10-K, the number of calendar quarters actually completed during the Performance Period and for which a Form 10-Q (or, in the case of the fourth quarter of any year, a Form 10-K) is filed prior to the closing date of the Change of Control, expressed as an annualized period.  For example, if the closing date of a Change of Control occurs on August 1, 2015 and the Company filed its Form 10-Q for the second quarter of 2015 prior to such date, the “Period” would equal one and one-half (1.5) years.

For the avoidance of doubt, Total Sales Volume Growth (i) is determined solely by the volumes reported, regardless of any subsequently identified prior period adjustment; (ii) represents the Company’s interest in natural gas, natural gas liquids and oil sales during the applicable period; (iii) does not include gathered volumes; and (iv) will be measured at the sales meter.